UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8/A
Post-Effective Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMARTIRE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Yukon Territory (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Suite 150, 13151 Vanier Place
Richmond, British Columbia, Canada V6V 2J1
(Address of Principal Executive Offices and Zip Code)

2003 Stock Incentive Plan (U.S.)
2003 Stock Incentive Plan (Non-U.S.)
(Full title of the plan)

Jeff Finkelstein, CFO
SMARTIRE SYSTEMS INC.
Suite 150, 13151 Vanier Place
Richmond, British Columbia, Canada V6V 1J1
(Name and address of agent for service)

604.276.9884
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Herbert I. Ono
Clark, Wilson, Barristers and Solicitors
#800 - 885 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H1
Telephone: 604.687.5700
Facsimile: 604.687.6314

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(1)	10,000,000(2)	$0.17(2)	$1,700,000(3)	$137.53(4)

(1) Together with other awards that may be granted to participants in our 2003 Stock Incentive Plan (U.S.) or our 2003 Stock Incentive Plan (Non-U.S.), which may consist of: (a) stock options entitling the participant to purchase shares of common stock of our company; (b) restricted common stock of our company; (c) a stock appreciation right entitling the participant to acquire such number of shares of common stock of our company, or such cash compensation as will be determined by reference to any appreciation in the value of our company's common stock in accordance with terms to be established by the administrator of the Stock Incentive Plans (which shall be the board of directors of our company, unless a successor administrator is appointed); (d) any right similar to a stock appreciation right; (e) "Performance Units" which may be earned in whole or in part upon attainment of performance criteria established by the administrator of the Stock Incentive Plans, and which may be settled in cash, common stock or other securities, or a combination of cash, common stock or other securities, as established by the administrator; (f) any other security with the value derived from the value of our company's common stock; or (g) any combination of the foregoing.

(2) The 2003 Stock Incentive Plan (U.S.) authorizes the issuance of a maximum of 2,000,000 shares of our common stock pursuant to incentive awards granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries who are resident in the United States and/or subject to taxation in the United States. The 2003 Stock Incentive Plan (Non-U.S.) authorizes the issuance of a maximum of 8,000,000 shares of our common stock pursuant to incentive awards granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries, regardless of where they may be resident or where they may be subject to taxation. All of the shares issuable under these Stock Incentive Plans are being registered under this registration statement on Form S-8.

(3) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.17 bid; $0.17 ask) of the common stock of SmarTire Systems Inc. as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on July 31, 2003.

(4) No additional securities are being registered and registration fees were paid upon filing of the original Registration Statement on Form S-8 with the Securities and Exchange Commission on August 13, 2003 (Registration No. 333-107904) for the plans. Therefore, no further registration fee is required.

EXPLANATORY NOTE

We prepared the original Registration Statement on Form S-8, and this post-effective amendment to our Registration Statement, in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 2,000,000 shares of our common stock which may be issued pursuant to the 2003 Stock Incentive Plan (U.S.) and an aggregate of 8,000,000 shares of our common stock which may be issued pursuant to the 2003 Stock Incentive Plan (Non-U.S.). The purpose of both the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) is to secure for our company and our shareholders the benefits arising from capital stock ownership by employees, directors or officers of, and consultants or advisors to, our company and subsidiary corporations who have contributed to our company in the past and who are expected to contribute to our company's future growth and success. Both the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) became effective upon their approval by our directors on August 11, 2003.

Under cover of this post-effective amendment to our Registration Statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of "control securities" which may be issued pursuant to stock options granted under the 2003 Stock Incentive Plan (U.S.) or the 2003 Stock Incentive Plan (Non-U.S.).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2003 Stock Incentive Plan (U.S.) or our 2003 Stock Incentive Plan (Non-U.S.), and who, in the case of an award of stock options, consent to and execute our form of Stock Option Agreement. Copies of the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) were attached respectively as exhibits 4.1 and 4.2 to our original Registration Statement on Form S-8; the form of Stock Option Agreement for use under the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) was attached as exhibit 4.3 and 4.4 to our original Registration Statement on Form S-8.

This registration statement relates to: (a) a maximum of 2,000,000 common shares in the capital of SmarTire Systems Inc. issuable directly under the 2003 Stock Incentive Plan (U.S.) or pursuant to the exercise of options or other awards granted under the 2003 Stock Incentive Plan (U.S.); and (b) a maximum of 8,000,000 common shares in the capital of SmarTire Systems Inc. issuable directly under the 2003 Stock Incentive Plan (Non-U.S.) or pursuant to the exercise of options or other awards granted under the 2003 Stock Incentive Plan (Non-U.S.)

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the Chief Financial Officer, SmarTire Systems Inc., Suite 150, 13151 Vanier Place, Richmond, British Columbia, Canada V6V 2J1. Our telephone number is 604.276.9884.

REOFFER PROSPECTUS

The date of this prospectus is August 12, 2003

SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia, Canada V6V 2J1

10,000,000 Shares of Common Stock

This reoffer prospectus relates to a maximum of 10,000,000 shares of our common stock which may be offered and resold from time to time by the selling stockholders identified in this prospectus. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with this registration statement and offering and not borne by the selling stockholders will be borne by us.

The selling stockholders and any brokers executing selling orders on his behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common stock is traded on the OTC Bulletin Board under the symbol "SMTR.OB". On August 18, 2003, the last reported closing bid price of our common stock on such market was $0.17 per share.

Our principal executive offices are located at Suite 150, 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1 and our telephone number is 604.276.9884.

THE COMMON SHARES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 7 OF THIS REOFFER PROSPECTUS. THESE ARE SPECULATIVE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

REOFFER PROSPECTUS TABLE OF CONTENTS
Page Number
PROSPECTUS SUMMARY	7
FORWARD-LOOKING STATEMENTS	7
RISK FACTORS	7
RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES	8
We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.	8
The purchasers of the convertible debentures have the option of converting the principal and accrued interest outstanding under the convertible debentures into shares of our common stock. They may also exercise the related common share purchase warrants. If the holders convert the convertible debentures or exercise the warrants, there will be dilution of your shares of our common stock.	8
The 7% and 8% convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay 120% of the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.	11
Sales of substantial number of shares of our common stock into the public market by the holders of the 7% and the 8% convertible debentures, and by an investor under a $15,000,000 equity line of credit facility, may result in a significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.	11
Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.	11
RISKS RELATED TO OUR BUSINESS AND COMPANY	12
We require additional financing in order to continue in business as a going concern, the availability of which is uncertain.	12
We may be unable to source a key component for our products from SensoNor, one of our key suppliers, if we default on our obligations to pay SensoNor a total of $200,000 no later than December 1, 2003, in accordance with a payment schedule.	12
We have a history of operating losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.	13
We may experience significant and rapid growth if we are able to capitalize on the expansion of the tire monitoring market. If we are unable to hire and train staff to handle sales and marketing of our products and manage our operations, such growth could materially and adversely affect us.	13
Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.	14
We do not carry comprehensive product liability insurance providing coverage in all instances, and there can be no assurance that our existing insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim.	14
Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	14

USE OF PROCEEDS	14
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	16
EXPERTS	18
LEGAL MATTERS	18
MATERIAL CHANGES	18
INCORPORATION OF DOCUMENTS BY REFERENCE	18
AVAILABLE INFORMATION	18
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this reoffer prospectus.

This reoffer prospectus relates to a maximum of 10,000,000 shares of our common stock which may be offered and resold from time to time by the selling stockholders identified in this prospectus. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will not receive any proceeds from the sales of common stock by the selling shareholders under this reoffer prospectus. The selling stockholders will pay for the cost of all sales commissions and similar expenses. We will however pay for all of the costs associated with the filing of this registration statement.

We (together with our subsidiaries) are engaged in the development and marketing of tire monitoring systems designed for improved vehicle safety, performance, reliability and fuel efficiency. During the fiscal year ended July 31, 2002 and the nine-month period ended April 30, 2003, we earned revenues primarily from the sale of tire monitoring systems for passenger cars. Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1. We were incorporated under the laws of the Province of British Columbia on September 8, 1987, and were continued under the laws of the Yukon Territory to become a Yukon corporation effective February 6, 2003. Our telephone number is (604) 276-9884.

We have three wholly-owned subsidiaries: SmarTire Technologies Inc., SmarTire USA Inc. and SmarTire (Europe) Limited. SmarTire Technologies Inc. was incorporated on June 3, 1988 under the laws of the Province of British Columbia, and was the original developer of our patented technology. SmarTire USA Inc., a Delaware corporation incorporated on May 16, 1997, is our exclusive marketing agency for SmarTire in North America. SmarTire (Europe) Limited, a United Kingdom corporation incorporated on February 25, 1998, is our exclusive sales and distribution operation for Europe. SmarTire (Europe)'s head office is located at Park 34, Southmead Industrial Park, Didcot, Oxfordshire, England, OX11 7WB.

FORWARD LOOKING STATEMENTS

This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this reoffer prospectus, the terms "we", "us", "our" and "SmarTire" mean SmarTire Systems Inc., unless otherwise indicated.

RISK FACTORS

Much of the information included in this registration statement includes or is based upon estimates, projections or other "forward looking statements". Such forward looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Those forward-looking statements also involve certain risks and uncertainties. Factors, risks and uncertainties that could cause or contribute to such differences include those specific risks and uncertainties discussed below and those discussed in our Annual Report on Form 10-KSB for the year ended July 31, 2002. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document.

Our common shares are considered speculative during the development of our new business operations. Prospective investors should consider carefully the risk factors set out below.

RISKS RELATED TO SOME OF OUR OUTSTANDING SECURITIES

We have issued convertible debentures and share purchase warrants, and our obligations under the convertible debentures and the warrants pose risks to the price of our common stock and our continuing operations.

We have issued 7% convertible debentures in the aggregate principal amount of $2,800,000 maturing May 19, 2005, and 8% convertible debentures in the aggregate principal amount of $1,700,000 maturing July 16, 2006. The convertible debentures provide that in certain circumstances the holder of the debentures may convert the outstanding principal and accrued interest into shares of our common stock. The purchasers of the 7% convertible debentures received warrants to acquire up to an aggregate of 10,769,231 shares of our common stock, and the purchasers of the 8% convertible debentures received warrants to acquire up to an aggregate of 13,076,922 shares of our common stock. The terms and conditions of the convertible debentures and the warrants pose unique and special risks to our continuing operations and the price of our common stock. Some of those risks are outlined below.

The purchasers of the convertible debentures have the option of converting the principal and accrued interest outstanding under the convertible debentures into shares of our common stock. They may also exercise the related common share purchase warrants. If the holders convert the convertible debentures or exercise the warrants, there will be dilution of your shares of our common stock.

The conversion of the 7% and 8% convertible debentures will result in dilution to the interests of other holders of our common stock since the holder may ultimately convert the full amount of the convertible debentures and sell all of these shares into the public market.

As at July 31, 2003, holders of 7% convertible debentures had converted a total of $2,546,179 of principal and related interest, resulting in the issuance of 19,564,102 shares of our common stock. Principal was converted at a conversion price of $0.13 per share, and interest was converted at a price per share equal to 90% of the average closing bid price of our common stock during the 20 trading days immediately preceding the conversion date. The balance of the principal under 7% convertible debentures in the aggregate amount of $266,667 may be converted at a conversion price of $0.13 per share, subject to adjustment as set forth in the convertible debentures.

The holders of the 7% convertible debentures have acquired warrants to purchase up to an aggregate of 10,769,231 shares of our common stock, exercisable until May 19, 2008 at an exercise price of $0.2645 per share. The holders of the 8% convertible debentures have acquired warrants to purchase up to an aggregate of 13,076,922 shares of our common stock, exercisable until July 17, 2008 at an exercise price of $0.1771 per share.

Each convertible debenture and each warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the warrant, the conversion price or the exercise price of the warrant will be reduced to equal such effective price;

The following table sets forth the number and percentage of shares of our common stock that would be issuable if:

- the holders of the 8% convertible debentures convert $1,700,000 in principal, and the holders of the 7% convertible debentures also convert the remaining $266,667 in principal at: (a) the base conversion price of $0.13 (Scenario 1); (b) an adjusted conversion price of $0.10 (Scenario 2); and (c) an adjusted conversion price of $0.05 (Scenario 3); and

- the holders of the warrants fully exercised their rights to acquire all of the 23,846,153 shares of our common stock.
Description of Possible Scenario	Number of Shares Issuable on Conversion of 7% and 8% Convertible Debentures(1)	Shares Issuable on Exercise of Warrants	Total Shares Issuable	Percentage of Class(2)
Scenario 1: Debentures in the aggregate principal amount of $1,966,667 are converted at a conversion price of $0.13.	15,128,208	23,846,153	38,974,361	41.46%
Scenario 2: Debentures in the aggregate principal amount of $1,966,667 are converted at a conversion price of $0.10.	19,666,670	23,846,153	43,512,823	44.15%
Scenario 3: Debentures in the aggregate principal amount of $1,966,667 are converted at a conversion price of $0.05.	39,333,340	23,846,153	63,179,493	53.44%

(1) Represents the number of shares issuable if all of the remaining principal under all of the 7% and 8% convertible debentures were converted at the indicated conversion price. For ease of reference, any shares of common stock that may be issued upon conversion of interest under the convertible debentures have been excluded. The outstanding principal under the 7% convertible debentures bears interest at the rate of 7% per annum, and the outstanding principal under the 8% convertible debentures bears interest at the rate of 8% per annum, in each case calculated on the basis of a 360-day year. The first tranche of 7% convertible debentures in the aggregate principal amount of $900,000 were issued effective as of May 19, 2003; the second tranche of 7% convertible debentures in the aggregate principal amount of $900,000 were issued on June 10, 2003; and the third tranche of 7% convertible debentures in the aggregate principal amount of $1,000,000 were issued on June 17, 2003. The 8% convertible debentures were issued on July 17, 2003. We agreed with the holders of the 7% and 8% convertible debentures to register under the Securities Act of 1933, as amended, 200% of the shares of our common stock issuable upon conversion of principal and interest at the applicable base conversion price.

(2) Percentage of the total outstanding common stock represented by the shares issuable on conversion of the 7% and 8% convertible debentures and upon exercise of the warrants, without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time. Based on 55,039,065 common shares issued and outstanding on July 31, 2003. The actual number of shares of common stock issued or issuable upon the conversion of the 7% and 8% convertible debentures is subject to adjustment depending upon factors which cannot be predicted by us at this time. Accordingly, the number of shares of common stock set forth for the selling stockholders may exceed the actual number of shares of common stock that the selling stockholders could own beneficially at any given time through ownership of the debentures and the warrants.

The 7% and 8% convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay 120% of the outstanding principal amount, plus accrued and unpaid interest, in cash. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the 7% and the 8% convertible debentures if any of the following events, among others, occurs:

(a) we fail to pay any amount due under a convertible debenture within five days of any notice sent to us by the holder of the convertible debenture that we are in default of our obligation to pay the amount;

(b) we fail to comply with any of the other agreements contained in the convertible debenture after we are given fifteen days written notice of such non-compliance;

(c) we breach any of our obligations under the related Securities Purchase Agreement or the related Registration Rights Agreement and the breach is not cured by us within fifteen days after our receipt of written notice of such breach;

(d) we or any of our subsidiaries become bankrupt or insolvent;

(e) we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $150,000, unless the breach is cured by us within fifteen days and the breach is waived by the other party to the debt or credit agreement;

(f) we agree to sell or dispose of more than 33% of our assets in one or more transactions, or we agree to redeem or repurchase more than an insignificant number of shares of our outstanding common stock or any other equity securities of our company; or

(g) we fail to issue shares of our common stock to the holder within five trading days of the conversion date specified in any conversion notice delivered in respect of a 7% convertible debenture by the holder.

If an event of default occurs, the holder of a convertible debenture can elect to require us to pay a mandatory prepayment amount generally equal to 120% of the outstanding principal amount, plus all accrued and unpaid interest.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related Securities Purchase Agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. This would have an adverse effect on our continuing operations.

Sales of a substantial number of shares of our common stock into the public market by the holders of the 7% and the 8% convertible debentures, and by an investor under a $15,000,000 equity line of credit facility, may result in a significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 55,039,065 shares of common stock issued and outstanding as of July 31, 2003, including 19,564,102 shares issued upon conversion of $2,546,179 of principal and the related interest under the 7% convertible debentures. Holders of the 8% and 7% convertible debentures may acquire and resell up to an additional 15,128,208 shares of our common stock, subject to adjustment, upon conversion of the remaining principal under the convertible debentures, and up to an additional 23,846,153 shares of our common stock, subject to adjustment, upon exercise of certain outstanding common share purchase warrants.

In addition, on July 23, 2003, we entered into a common stock purchase agreement with an accredited investor in connection with a 36-month, $15,000,000 equity line of credit facility. We may, in our discretion, draw down amounts under the facility from time to time, subject to various conditions and certain limitations (including the requirement that the underlying shares of common stock issuable to the investor under the facility shall have been registered on an appropriate registration form under the Securities Act of 1933).

We will receive the proceeds of each draw down under the equity line of credit facility in payment for shares of our common stock, to be issued to the investor in two tranches for each draw down. The number of shares of our common stock so issuable will be determined with reference to a draw down pricing period of 20 consecutive trading days, as specified in the draw down notice, subject to a threshold price to be designated by us in connection with the draw down as the lowest price at which we will sell shares of common stock to the investor. In connection with each draw down, the number of shares issuable to the investor pursuant to the first tranche will be equal to one-half of the amount drawn down, divided by 88% of the daily volume weighted average price of our common stock during the first 10-trading days of the draw down pricing period; the number of shares issuable to the investor pursuant to the second tranche will be equal to one-half of the amount drawn down, divided by 88% of the daily volume weighted average price of common stock during the last 10-trading days of the draw down pricing period.

Draw downs under the equity line of credit facility must be at least six days apart, and each draw down under the equity line of credit facility will be limited to the greater of: (a) $300,000 and (b) 12.5% of the average of the daily volume weighted average prices of our common stock during the 30-day period preceding the draw down notice, multiplied by the total aggregate trading volume of our common stock during such 30-day period; subject to a minimum draw down amount of $300,000.

We have issued to the investor under the equity line of credit, as a commitment fee, a warrant to purchase up to 1,000,000 shares of our common stock, exercisable for a period of three years at an exercise price of $0.1955 per share.

Any shares to be issued to the investor under the equity line of credit will be subject to immediate resale pursuant to an effective registration statement that we are obligated to file with the Securities and Exchange Commission under the Securities Act of 1933 as a precondition to draw downs under this facility.

In light of the foregoing, a substantial number of our shares of common stock may be issued and may be available for immediate resale which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the debentureholders and the investor under the equity line of credit sell shares of our common stock could encourage short sales by them or others. Any such short sales could place a further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterised by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on the Nasdaq SmallCap. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders. In addition, since our common stock was traded on the Nasdaq SmallCap Market until May 28, 2003, past trading activity in our common stock should not be relied upon as necessarily being indicative of future trading activity in our common stock.

RISKS RELATED TO OUR BUSINESS AND COMPANY

We require additional financing in order to continue in business as a going concern, the availability of which is uncertain.

We require additional financing to fund our operations, and our access to the $15,000,000 equity line of credit facility that we have arranged with an accredited investor is not assured. Draw downs under the $15,000,000 equity line of credit facility are subject to a number of conditions and limitations, including the limitation that we may not draw down any amount until a registration statement in the appropriate form under the Securities Act of 1933 has been filed by us and declared effective by the Securities and Exchange Commission for the purpose of registering the shares issuable upon the draw down of the facility. Further, each draw down under the facility will be limited to the greater of: (a) $300,000 and (b) 12.5% of the average of the daily volume weighted average prices of our common stock during the 30-day period preceding our draw down notice, multiplied by the total aggregate trading volume of our common stock during such 30-day period; subject to a minimum draw down amount of $300,000. There is no assurance that any registration statement in connection with the equity line of credit facility, if filed, will be declared effective by the Securities and Exchange Commission.

We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. In addition, any additional equity financing may involve substantial dilution to our stockholders. If we fail to raise sufficient financing to meet our immediate cash needs, we will be forced to scale down or perhaps even cease the operation of our business, which may result in the loss of some or all of your investment in our common stock.

We may be unable to source a key component for our products from SensoNor, one of our key suppliers, if we default on our obligations to pay SensoNor a total of $200,000 no later than December 1, 2003, in accordance with a payment schedule.

Pursuant to an Application Specific Integrated Sensor Purchase and Supply Contract dated November 1, 2001 with SensoNor asa, a Norwegian company, we agreed to pay to SensoNor a fee of $500,000 on account of certain non-recoverable engineering fees. Under the contract, SensoNor has been supplying us with an application-specific sensor which forms a key component of our products. On December 13, 2002, SensoNor delivered to us a notice of termination of the contract with unless we paid the outstanding amount within 30 days. We subsequently paid SensoNor $25,000 in cash and prepaid $1,000 for orders that were not shipped. On May 7, 2003, we entered into a Memorandum of Agreement with SensoNor pursuant to which SensoNor has agreed to continue supplying us with the application-specific sensor, provided that we pay the balance of the $474,000 owing to SensoNor in accordance with a payment schedule. The payment schedule requires that we pay SensoNor $174,000 on June 1, 2003, and $50,000 on each of July 1, August 1, September 1, October 1, November 1 and December 1, 2003. We have made the payments due on June 1, July 1 and August 1, 2003.

If we fail to make the balance of the scheduled payments totalling $200,000, SensoNor may suspend any negotiations in respect of the proposed manufacture and supply contract for the upgraded sensor, or, if the new contract is in place by the time of the default, SenorNor may suspend the delivery of the upgraded sensors under it. If our default continues for more than one calendar month following a scheduled payment due date, SensoNor will also be entitled to suspend deliveries of the current version of the application-specific sensor under our existing Memorandum of Agreement.

The application-specific sensor supplied by SensoNor is very difficult to source from other suppliers. If we default in our payment obligations to SensoNor, our supply of such sensors may be disrupted. If we were unable in such circumstances to source this product from another supplier, then we would not be able to continue to manufacture our current tire monitoring systems, and will we be unable to proceed with the commercialization of our proposed tire monitoring systems that are currently under development. This could adversely affect our ability to continue our business operations.

We have a history of operating losses and fluctuating operating results, which raise substantial doubt about our ability to continue as a going concern.

Since inception through April 30, 2003, we have incurred aggregate losses of $43,853.575. Our loss from operations for the fiscal year ended July 31, 2002 was $6,726,454 and for the nine-month period ended April 30, 2003 was $5,736,974. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we anticipate that revenues will increase, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the additional comments for United States readers to our independent auditors' report on the July 31, 2002 consolidated financial statements, which are included with this prospectus. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We may experience significant and rapid growth if we are able to capitalize on the expansion of the tire monitoring market. If we are unable to hire and train staff to handle sales and marketing of our products and manage our operations, such growth could materially and adversely affect us.

Assuming that we can raise further significant financing, we intend to proceed with initiatives intended to capitalize on the expansion of the tire monitoring market that is occurring as a result of the enactment by the United States Government of the Transportation Recall Enhancement Accountability and Documentation Act of 2000, commonly known as the TREAD Act. This could potentially lead to significant and rapid growth in the scope and complexity of our business. Any inability on our part to manage such growth effectively will have a material adverse effect on our product development, business, financial condition and results of operations. Our ability to manage and sustain growth effectively will depend, in part, on the ability of our management to implement appropriate management, operational and financial systems and controls, and the ability of our management to successfully hire, train, motivate and manage employees.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can, in a relatively short period of time, render existing products obsolete and unmarketable, including ours. We believe that our success will depend upon our ability to continuously develop new products and to enhance our current products and introduce them promptly into the market. If we are not able to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

We do not carry comprehensive product liability insurance providing coverage in all instances, and there can be no assurance that our existing insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim.

We could be subject to claims in connection with the products that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from any such claim, or that we would be able to have our customers indemnify or insure us against any such liability. Although we carry $25 million in product liability insurance coverage (and $5 million in directors and officers liability insurance coverage), there can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim. We currently do not carry commercial general liability insurance providing comprehensive product liability coverage in all instances. We may in the future obtain such insurance provided it can be obtained at reasonable prices; however, there can be no assurance that such coverage, if obtained, would be adequate in term and scope to protect us.

Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of up to 10,000,000 shares of common stock by the selling stockholders who may be issued shares directly or upon exercise of options or other awards issued under our 2003 Stock Incentive Plan (U.S.) and our 2003 Stock Incentive Plan (Non-U.S.).

SELLING STOCKHOLDERS

Our board of directors, as the administrator of the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.), may grant awards to officers, employees, directors and consultants of (a) our company or (b) any of the following entities: (i) any corporation which holds a majority of the voting shares of our company, (ii) any corporation which qualifies as a subsidiary of our company under British Columbia corporate law, or (iii) any business, corporation, partnership, limited liability company or other entity in which our company or any of the entities referred to in paragraph (b)(i) or (ii) holds a substantial ownership interest, directly or indirectly. As at the date hereof, we have issued a total of 873,000 options under the 2003 Stock Incentive Plan (U.S.) and 5,028,100 options under the 2003 Stock Incentive Plan (Non-U.S.) to the selling stockholders identified in the following table. If, subsequent to the date of this reoffer prospectus, we grant additional awards to any of our affiliates (as defined in Rule 405) under the 2003 Stock Incentive Plan (U.S.) or the 2003 Stock Incentive Plan (Non-U.S.), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them.

The following table identifies the selling stockholders (all of whom are affiliates who hold options granted under the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) as "control securities") and indicates (i) the nature of any material relationship that such selling stockholder has had with us for the past three years, (ii) the number of shares held by the selling stockholders, (iii) the amount to be offered for each of the selling stockholder's account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by each selling stockholder after the sale of the shares offered by them pursuant to this offering. The selling stockholders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. United States Securities and Exchange Commission rules require that we assume that the selling stockholders sell all of the shares offered with this reoffer prospectus.
Selling Stockholder	Number of Shares Beneficially Owned(1)	Number of Shares Subject to Options(2)	Shares Being Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (3)
				Number of Shares	Percent of Class
Erwin Bartz	506,667(6)	615,000(4)	615,000	506,667	0.92%
John Bolegoh	205,504(7)	258,400(4)	258,400	205,504	0.37%
Johnny Christiansen(8)	0	250,000(4)	250,000	0	0.45%
William Cronin	684,746(9)	498,750(5)	498,750	684,746	1.24%
Jeff Finkelstein	393,101(10)	554,600(4)	554,600	393,101	0.71%
Martin Gannon	410,000(11)	375,050(5)	375,050	410,000	0.74%
Al Kozak	828,000(12)	1,123,000(4)	1,123,000	828,000	1.50%
Shawn Lammers	434,818(13)	557,600(4)	557,600	434,818	0.79%
Robert Rudman	1,556,167(14)	1,669,500(4)	1,669,500	1,556,167	2.80%

(1) Represents shares owned beneficially by each of the named selling stockholders. This figure includes shares that may be acquired under unexercised stock options which are exercisable as of, or within 60 days of, the date of this reoffer prospectus, other than those stock options which have been granted under the 2003 Stock Incentive Plan (U.S.) or the 2003 Stock Incentive Plan (Non-U.S.).

(2) Represents shares of our common stock underlying options granted to each of the named selling stockholders under the 2003 Stock Incentive Plan (U.S.) or the 2003 Stock Incentive Plan (Non-U.S.), whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3) Based on 55,039,065 shares of our common stock outstanding as of July 31, 2003. It is assumed that all of the shares of common stock offered pursuant to this reoffer prospectus will be sold.

(4) Represents shares of our common stock underlying options issued under the 2003 Stock Incentive Plan (Non-U.S.).

(5) Represents shares of our common stock underlying options issued under the 2003 Stock Incentive Plan (U.S.).

(6) Mr. Bartz has recently been appointed Vice President of Business Development of our company. He was formerly our Director, Technical Operations since January 2001 with responsibility for overall technical operations including engineering and manufacturing. The number of shares of our common stock disclosed as being beneficially owned by Mr. Bartz consists of options to acquire up to 506,667 shares of common stock, exercisable within 60 days.

(7) Mr. Bolegoh has served as a director of our company since 1993, and has held a number of positions with our company. Until his recent appointment as our Commercial Product Manager, he served as our Technical Support Manager since August 1, 1999. The number of shares of our common stock disclosed as being beneficially owned by Mr. Bolegoh includes 12,990 shares of common stock owned by Mr. Bolegoh's wife and children. Mr. Bolegoh has sole voting and dispositive power over such shares but disclaims beneficial ownership of such shares. Such number also includes stock options to purchase 168,900 shares of common stock exercisable within sixty days.

(8) Mr. Christiansen was appointed to our board of directors on August 14, 2003.

(9) Mr. Cronin has been a director our company since June, 2001 and previously served as a director from November 17, 1995 to April 25, 1998. The number of shares of our common stock disclosed as being beneficially owned by Mr. Cronin includes options to acquire up to 597,500 shares of common stock, exercisable within sixty days.

(10) Mr. Finkelstein has been acting Chief Financial Officer of our company since May 17, 2002. He was formally appointed as our Chief Financial Officer on October 23, 2002. He has served as our controller since February 22, 1999. The number of shares of our common stock disclosed as being beneficially owned by Mr. Finkelstein includes options to acquire up to 387,351 shares of common stock, exercisable within 60 days.

(11) Mr. Gannon joined our company as a director on February 3, 2003. The number of shares of our common stock disclosed as being beneficially owned by Mr. Gannon includes options to acquire up to 400,100 shares of common stock, exercisable within sixty days.

(12) Mr. Kozak joined us as Chief Operating Officer on May 1, 2002. He was subsequently appointed to our board of directors on November 20, 2002. The number of shares of our common stock disclosed as being beneficially owned by Mr. Kozak consists of options to acquire up to 828,000 shares of common stock, exercisable within 60 days.

(13) Mr. Lammers has been with us since our inception. He currently serves as the Vice President Engineering. The number of shares of our common stock disclosed as being beneficially owned by Mr. Lammers includes options to acquire up to 433,299 shares of common stock, exercisable within 60 days.

(14) Mr. Rudman has been a director of our company since September, 1993. He joined our company in March, 1993 as the Chief Financial Officer. He was appointed Chief Executive Officer of our company on January 19, 1996, and served as President from January 19, 1996 to June 4, 1999, when he was appointed Chairman of the Board. Mr. Rudman was reappointed President of our company effective April 1, 2000. The number of shares of our common stock disclosed as being beneficially owned by Mr. Rudman includes 10,257 shares of common stock owned by Mr. Rudman's wife. Mr. Rudman has sole voting and dispositive power over such shares. The number of shares of our common stock disclosed as being beneficially owned by Mr. Rudman also includes options to acquire up to 1,524,500 shares of common stock, exercisable within sixty days.

The information provided in the table above with respect to the selling stockholders has been obtained from each of the selling stockholders. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by each selling stockholder after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which he provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this reoffer prospectus may not simultaneously engage in market making activities with respect to our common shares during the applicable "cooling off" periods prior to the commencement of such distribution.

Since our company does not currently meet the registrant requirements for use of Form S-3 or Form F-3, the amount of shares of our common stock which may be resold by means of this reoffer prospectus by each of the selling stockholders named herein, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933.

In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered by this reoffer prospectus may be sold by the selling stockholder by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this reoffer prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any aforementioned methods of sale.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their respective brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act of 1933 by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post-effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commission paid or discounts or concessions allowed to such broker-dealers, where applicable.

We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

EXPERTS

The financial statements as of July 31, 2002 are incorporated by reference in this reoffer prospectus in reliance on the report of KPMG LLP, which is also incorporated herein by reference, in reliance upon their authority as experts in accounting and auditing. The audit report covering the financial statements for the year ended July 31, 2002 includes additional comments for United States readers that states that conditions and events exist that cast substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

The validity of the common shares offered by this reoffer prospectus will be passed upon for us and the selling stockholders by Clark, Wilson, Vancouver, British Columbia, Canada.

MATERIAL CHANGES

There have been no material changes to the affairs of our company since July 31, 2002 which have not previously been described in a report on Form 10-QSB or Form 8-K.

INCORPORATION OF DOCUMENTS BY REFERENCE

See Part II, Item 3 on page 19 herein for a list of documents filed by our company with the United States Securities and Exchange Commission (the "SEC") which are incorporated herein by reference.

AVAILABLE INFORMATION

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission are incorporated herein by reference:

1. The description of our company's common stock contained in our registration statement on Form 10/A (SEC file number 000-27363), filed with the Securities and Exchange Commission on February 10, 2000, including all amendments and reports for the purpose of updating such description;

2. Our Current Report on Form 8-K, filed on October 29, 2002;

3. Our Notice of Annual and Extraordinary General Meeting, and the accompanying Proxy Statement and Information Circular, filed on Form 6-K on November 15, 2002;

4. Our Current Report on Form 8-K, filed on November 21, 2002;

5. Our Current Report on Form 8-K, filed on December 6, 2002;

5. Our Current Report on Form 8-K, filed on December 12 2002;

6. Our Quarterly Report on Form 10-QSB, filed on December 13, 2002;

7. Our Current Report on Form 8-K, filed on February 27, 2003;

10. Our Current Report on Form 8-K, filed on March 11, 2003;

11. Our Quarterly Report on Form 10-QSB, filed on March 17, 2003;

12. Our Current Report on Form 8-K, filed on May 19, 2003;

13. Our Current Report on Form 8-K, filed on May 22, 2003;

14. Our Current Report on Form 8-K, filed on May 27, 2003;

15. Our Prospectus, filed on June 9, 2003 pursuant to Rule 424(b)(4) under the Securities Act of 1933;

16. Our Quarterly Report on Form 10-QSB, filed on June 12, 2003;

17. Our Current Report on Form 8-K, filed on July 17, 2003;

18. Our Current Report on Form 8-K, filed on July 22, 2003;

19 Our Current Report on Form 8-K, filed on July 28, 2003; and

20. Amendment No. 1 to our Current Report on Form 8-K dated July 28, 2003, filed on August 6, 2003.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4. Description of Securities.

(a) Common stock: not applicable.

(b) Awards that may be granted to participants in our 2003 Stock Incentive Plan (U.S.) or our 2003 Stock Incentive Plan (Non-U.S.) may consist of: (a) stock options entitling the participant to purchase shares of common stock of our company; (b) restricted common stock of our company; (c) a stock appreciation right entitling the participant to acquire such number of shares of common stock of our company, or such cash compensation as will be determined by reference to any appreciation in the value of our company's common stock in accordance with terms to be established by the administrator of the Stock Incentive Plans (which shall be the board of directors of our company, unless a successor administrator is appointed); (d) any right similar to a stock appreciation right; (e) "Performance Units" which may be earned in whole or in part upon attainment of performance criteria established by the administrator of the Stock Incentive Plans, and which may be settled in cash, common stock or other securities, or a combination of cash, common stock or other securities, as established by the administrator; (f) any other security with the value derived from the value of our company's common stock; or (g) any combination of the foregoing.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under our Bylaw, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify:

(a) each of our current or former directors and officers,

(b) any person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and

(c) any such indemnified person's heirs and legal representatives,

against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (i) he or she acted honestly and in good faith with a view to the best interests of our company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Section 126 of the Business Corporations Act (Yukon Territory) provides that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1 2003 Stock Incentive Plan (U.S.), effective August 11, 2003(1)

4.2 2003 Stock Incentive Plan (Non-U.S.), effective August 11, 2003(1)

4.3 Form of Stock Option Agreement(1)

5 Opinion of Clark, Wilson

23.1 Consent of Clark, Wilson (included in Exhibit 5)

23.2 Consent of Independent Auditor (KPMG LLP)

24 Power of Attorney (included in signature page)

(1) Incorporated by reference to SmarTire System Inc.'s original Registration Statement on Form S-8, filed with the Securities and Exchange Commission on August 13, 2003.

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, on August 27, 2003.

SMARTIRE SYSTEMS INC.

/s/ Robert Rudman
By: Robert Rudman, President, Chief Executive Officer and Chairman

/s/ Jeff Finkelstein
By: Jeff Finkelstein, Chief Financial Officer,
Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert Rudman his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Robert Rudman
Robert Rudman, President, CEO, Chairman and Director
August 27, 2003

/s/ Al Kozak
Al Kozak, Chief Operating Officer and Director
August 27, 2003


/s/ William Cronin
William Cronin, Director
August 27, 2003

/s/ Martin Gannon
Martin Gannon, Director
August 27, 2003

/s/ Johnny Christiansen
Johnny Christiansen, Director
August 27, 2003